Exhibit 99.1

COMPANY CONTACT:	Curtis W. Schneekloth Cooper Tire & Rubber Company 419.427.4768	FOR IMMEDIATE RELEASE Oct. 21, 2008

COOPER TIRE ANNOUNCES CAPACITY STUDY

FINDLAY, OHIO, OCT. 21, 2008 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) today announced it will conduct a capacity study of its United States manufacturing facilities over the next ninety days. The study will determine how to optimize manufacturing capacity in relation to developing market and customer needs, and will likely result in restructuring, including capacity consolidation or geographical shifts to production.

This is an evolution of the Strategic Plan as outlined by the Company in February 2008. All of the Company’s U.S. manufacturing facilities are included for review and will be analyzed based on a combination of factors, including long term financial benefits, labor relations and productivity.

Roy Armes, Chief Executive Officer, added, “We are committed to realizing the goals outlined in our Strategic Plan to create a sustainable, competitive position in the markets we serve. This study will likely result in difficult decisions, but is a significant step toward our attainment of those goals. In the end this will benefit Cooper’s stakeholders and ultimately position us as a stronger company.

“Economic conditions, including demand for replacement tires, are certainly more difficult than when we initially developed the plan, and this has resulted in surplus capacity in our U.S. facilities. Unfortunately, this type of action has become a necessity. In announcing the study, we have launched a transparent process and will communicate openly with those who may be affected in either manufacturing or administrative positions.
Our Company has significant liquidity resources available during these challenging economic times, and we believe that we will emerge from this process stronger and more competitive.”

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car and light truck tires and subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.